Exhibit 99.1
                                                                  --------------



                              N E W S  R E L E A S E

                APHTON SCIENTIFIC COLLABORATOR ANNOUNCES INTERIM
           RESULTS OF GASTRIC CANCER PHASE II CLINICAL TRIAL AT 12TH
            INTERNATIONAL CONGRESS IN PARIS ON ANTI-CANCER TREATMENT

                                February 8, 2002

Paris, France-Aphton Corporation's (Nasdaq: APHT) scientific collaborator, Dr.
J. Ajani, announced today interim results of the gastric cancer Phase II clinical trial with Aphton's immunogen, G17DT, in a symposium titled "G17DT: A NEW APPROACH TO GROWTH FACTOR NEUTRALIZATION" at the 12th International Congress on Anti-Cancer Treatment held this week in Paris, France. The symposium was chaired by Professor J. Ajani of the MD Anderson Cancer Center in Houston, Texas.

Dr. Ajani, the principal investigator of Aphton's Phase II clinical trial for patients with metastatic gastric cancer, in which G17DT in combination with chemotherapy (cisplatin plus 5FU/Leucovorin), presented an interim analysis of the first 30 patients on whom results were available. No side effects were attributed to the immunogen. When administered with G17DT the patients completed on average 5.5 cycles of chemotherapy, compared to a normal average of 2.5 cycles completion before side effects force discontinuation. Of the 30 patients, 15 had a partial tumor response (tumor shrinkage by 50% or more) for an overall response rate of 50%. One patient had a complete response (no detectable residual tumor) and 14 had a partial response. These results compare favorably with reported response rates of chemotherapy with cisplatin plus 5 FU/Leucovorin in large, controlled clinical trials for patients with metastatic gastric cancer.

Aphton Corporation is a biopharmaceutical company in one Phase III and three Phase II clinical trials developing products using its innovative vaccine-like technology for neutralizing hormones that participate in gastrointestinal system and reproductive system cancer and non-cancer diseases; and for the prevention of pregnancy. Aphton has several strategic alliances including strategic alliances with Aventis Pasteur (NYSE:AVE) and GlaxoSmithKline (NYSE:GSK).

Except for the historical information herein, the matters discussed herein are forward-looking statements that involve a number or risks and uncertainties and are not a guarantee of future performance. Future results may vary significantly based on a number of factors including, but not limited to, intellectual property risks, risks in regulatory and market acceptance of new products and continuing demand for same, the impact of competitive products and pricing, changing economic conditions and other risk factors that are inherent in the drug development process and the company's business including those set forth in Aphton's most recent 10-K and other filings with the Securities and Exchange Commission. It is not possible to predict or identify all such risk factors that could cause actual results to differ from expected or historical results. The company's actual results could differ from these forward-looking statements and the company undertakes no obligation to update publicly any forward-looking statement, except as may be required under applicable securities law.

 Contact: Aphton Corporation; Investor Relations, J.L. Whitmore, 305-374-7338.







                                      -2-